BROADVIEW ADVISORS, LLC

                                 Code of Ethics

                           Effective as April 30, 2001

I.   DEFINITIONS

     A.   "Act" means the Investment Company Act of 1940, as amended.

     B. "Access person" means any director, officer or advisory person of the Adviser.

     C.   "Adviser" means Broadview Advisors, LLC.

     D. "Advisory Client" means any client (including both investment companies and managed accounts) for which the Adviser (i) serves as investment adviser or sub-adviser, (ii) renders investment advice, or
          (iii) makes investment decisions.

     E. "Advisoryperson" means: (i) any employee of the Adviser (or of any company in a control relationship to the Adviser), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security on behalf of any Advisory Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and
          (ii) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to any Advisory Client with regard to the purchase or sale of a security by the Advisory Client.

     F. A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

     G. "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires. Although the following is not an exhaustive list, a person generally would be regarded to be the beneficial owner of the following:

          (i)  securities held in the person's own name;

          (ii) securities held with another in joint tenancy, as tenants in common, or in other joint ownership arrangements;

          (iii) securities held by a bank or broker as a nominee or custodian on such persons' behalf or pledged as collateral for a loan;
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          (iv) securities held by members of the person's immediate family sharing the same household ("immediate family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships);

          (v) securities held by a relative not residing in the person's home if the person is a custodian, guardian, or otherwise has controlling influence over the purchase, sale, or voting of such securities;

          (vi) securities held by a trust for which the person serves as a trustee and in which the person has a pecuniary interest (including pecuniary interests by virtue of performance fees and by virtue of holdings by the person's immediate family);

          (vii)securities held by a trust in which the person is a beneficiary and has or shares the power to make purchase or sale decisions;

          (viii)securities held by a general partnership or limited partnership in which the person is a general partner; and

          (ix) securities owned by a corporation which is directly or indirectly controlled by, or under common control with, such person.

     H. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

     I. "Designated Supervisor" means the individual with compliance responsibilities as designated as such by the Board of Directors of the Adviser.

     J. "Investment Personnel" means (i) any employee of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities on behalf of any Advisory Client; or (ii) any natural person who controls the Adviser and who obtains information concerning recommendations made to any Advisory Client regarding the purchase or sale of securities by the Advisory Client.

     K. "Purchaseor sale of a security" includes, among other things, the writing of an option to purchase or sell a security.

     L. "Security" shall have the meaning set forth in Section 2(a)(36) of the Act, except that it shall not include shares of registered open-end investment companies (mutual funds and variable annuities), securities issued as direct obligations of the United States Government, bankers' acceptances, bank certificates of deposit, commercial paper, and various money market instruments (e.g. conventional repurchase agreements, U.S. government agency obligations, obligations issued or

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          guaranteed by foreign governments) maturing within 397 calendar days from the date of purchase.

II.  GENERAL FIDUCIARY PRINCIPLES

     In addition to the specific principles enunciated in this Code of Ethics, all access persons shall be governed by the following general fiduciary principles:

     A. The duty at all times to place the interests of the clients above all others;

     B. The requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and

     C. The fundamental standard that no access person should take inappropriate advantage of their position with the Adviser.

III. EXEMPTED TRANSACTIONS

     The prohibitions of Section IV and the reporting obligations of Section V of this Code of Ethics shall not apply to:

     A. Purchasesor sales effected in any account over which the access person has no direct or indirect influence or control;

     B. Purchases or sales of securities which are not eligible for purchase or sale by Advisory Client accounts;

     C. Purchases or sales which are non-volitional on the part of the access person;

     D.   Purchases which are part of an automatic dividend reinvestment plan;
          and

     E. Purchaseseffected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

IV.  PROHIBITED ACTIVITIES

     A. No access person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows or should have known that during the fifteen-day period immediately before or after the access person's transaction, the Adviser purchased or sold the security on behalf of any Advisory Client or the Adviser considered purchasing or selling the security on behalf of any Advisory Client.

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     B.   No person who meets the definition of Investment Personnel shall acquire any securities in an initial public offering or in any interest in a private placement without prior approval from the Adviser's Managing Members. In determining whether approval should be granted, the Managing Members should consider:

          (i) (1)whether the investment opportunity should be reserved for the Adviser's clients; and

          (ii) (2)whether the opportunity is being offered to an individual by virtue of his or her position with the Adviser.

          The Adviser must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel for at least five years after the end of the fiscal year in which the approval is granted. In the event approval is granted, the access person must disclose the investment when he or she plays a material role in the Adviser's subsequent consideration of an investment in the issuer. In such circumstances, the Adviser's decision to purchase securities of the issuer will be subject to an independent review by Investment Personnel with no personal interest in the issuer.

          C. No access person shall receive any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Adviser on behalf of any Advisory Client.

          D. No access person shall serve on the board of directors of a publicly traded company without prior authorization from the Adviser's Managing Members based upon a determination that the board service would not be inconsistent with the interests of the Adviser and its clients. In the event the board service is authorized, access persons serving as directors must be isolated from those making investment decisions regarding that security through a "Chinese wall."

V.   PRECLEARANCE

     Advance clearance is required for all personal securities transactions. A form provided for advance clearance is attached hereto as Appendix 5. Clearance requests should be submitted in writing to the Designated Supervisor who may approve or disapprove such transactions on the grounds of compliance with this Code of Ethics or otherwise. Approval shall only be given when the person giving it has determined that the intended transaction does not fall within any of the prohibitions of this Code.

VI.  REPORTING

     A. Except for the transactions set forth in Section III, all securities transactions in which an access person has a direct or indirect beneficial ownership interest will be monitored by the Designated Supervisor.

     B. Every person covered by this Code of Ethics will review it and complete the "Acknowledgment of Receipt of Code of Ethics" (see Appendix 1).

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     C.   Every person covered by this Code of Ethics will also complete an
          "Annual Certification of Compliance with the Code of Ethics" (see Appendix 2).

     D. Every access person shall deliver to the Designated Supervisor an "Initial Holdings Report" (see Appendix 3) containing all personal securities holdings: (i) within ten (10) days of such person's commencement of employment and (ii) in an annual report which reflects such person's securities holdings as of December 31st. Such annual report must be received by the Designated Supervisor no later than January 31st of each year.

     E. Every access person shall deliver a "Quarterly Securities Transactions Report" (see Appendix 4) to the Designated Supervisor, containing the information described in Section VI(F) of this Code of Ethics, even if such access person has no personal securities transactions to report for the reporting period, not later than ten (10) days after the end of each calendar quarter.

     F. Every transaction must be "pre-cleared" by the Designated Supervisor or his/her designee. Every access person shall report to the Designated Supervisor the information described below with respect to the transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security. Every report shall contain the following information:

          (i) The date of the transaction, the title, the interest rate and maturity date (if applicable), and the number of shares, and the principal amount of each security involved;

          (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          (iii) The price of the security at which the transaction was effected; and

          (iv) The name of the broker, dealer or bank with or through whom the transaction was effected.

          The determination date for timely compliance with this Section VI(F) is the date the report is received by the Designated Supervisor, which date must be recorded on the report.

     G. Any report filed pursuant to this Code of Ethics may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

     H. The Designated Supervisor shall review all reports required to be submitted pursuant to this Section V to determine compliance with the personal trading restrictions in this Code of Ethics. The Designated Supervisor's personal

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          securities transactions shall be submitted to and reviewed by a
          Managing Member.

VII. COMPLIANCE WITH THE CODE OF ETHICS

     A. The Designated Supervisor shall maintain a list of all access persons and shall notify all access persons of their reporting obligations under this Code of Ethics.

     B.   All access persons shall certify annually that:

          (i) They have read and understand the Code of Ethics and recognize that they are subject thereto; and

          (ii) They have complied with the requirements of the Code of Ethics and disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code.

     C. The Designated Supervisor shall prepare a quarterly report to the Adviser's Managing Members and the Board of Directors of the FMI Funds, Inc. which shall:

          (i) Summarize existing procedures concerning personal investing, if necessary;

          (ii) Identify any violations requiring remedial action during the past quarter; and

          (iii) Identify any recommended changes in existing restrictions or procedures based upon the Adviser's experience under its Code of Ethics, evolving industry practices, or developments in laws or regulations.

     D. The quarterly reports shall be summarized in an annual report to the Board of Directors of FMI Funds, Inc. and to the board of directors of any other investment company that is an Advisory Client, and shall include a certification from the Adviser stating that it has adopted procedures reasonably necessary to prevent its access persons from violating this Code of Ethics.

VIII. CONFIDENTIALITY

     No employee shall divulge to any person, government agency, firm or corporation, during the term of employment, or any time thereafter, any business information not then generally available in the public domain, relating to the business or the operations of the Adviser regardless of whether such information was conceived by the employee or by others, including without limitation, the names of any clients of the Adviser, or any business operations or trade secrets which the Adviser imparts to employees or which the access person may conceive. Furthermore, no employee shall, on such person's own behalf or on behalf of anyone else, directly or indirectly, approach or render service to any existing Advisory Client should such person's employment be terminated.

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IX.  INSIDER INFORMATION

     This Code of Ethics works in conjunction with the Adviser's Policies and Procedures Concerning the Misuse of Material Non-Public Information ("Insider Trading Policies and Procedures"). Having and using material non-public information concerning public corporations is illegal, whether for an Advisory Client, a personal account, or by passing it on to someone else. If any employee thinks they possess inside information, they should immediately notify the Designated Supervisor verbally or in writing. The Designated Supervisor will then decide on an appropriate course of action.

X.   SANCTIONS

     Upon discovering a violation of this Code of Ethics, the Designated Supervisor and the Adviser's Managing Members may impose such sanctions as they deem appropriate, including, among other sanctions, a letter of censure or suspension, or termination of the employment of the violator. The Adviser's Managing Members will be promptly informed of any serious violations of this Code of Ethics.


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